Filed Pursuant to Rule 424(b)(7)

Registration No. 333-169223

Prospectus Supplement No. 1

to Prospectus dated September 3, 2010

REVLON, INC.

12,192,398 Shares Class A Common Stock

This prospectus supplement relates to the sale from time to time by certain of our stockholders (including their transferees, donees, pledgees or successors) of up to 12,192,398 shares of our Class A common stock. You should read this prospectus supplement in conjunction with the prospectus, dated September 3, 2010, that is delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to such prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in such prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus. Unless otherwise indicated, references in this prospectus supplement to our common stock mean our Class A common stock, par value $0.01 per share.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “REV.” On November 4, 2013, the last sale price for our common stock reported on the New York Stock Exchange was $23.87 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of the prospectus and in the “Risk Factors” discussed in Item 1A. to Part I of Revlon, Inc.’s most recently filed Annual Report on Form 10-K and, if applicable, in Item 1A. to Part II of any subsequently filed Quarterly Report on Form 10-Q.

This prospectus supplement constitutes a public offering of the securities offered hereby only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2013.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

The information appearing under the heading “Forward-Looking Statements” beginning on page 4 of the prospectus is amended and restated in its entirety as follows:

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of our management. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “assumptions,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

As of November 4, 2013, we had outstanding 52,356,798 shares of Class A common stock (not including 754,853 treasury shares); no shares of Class B common stock; and no shares of Series A preferred stock.

On October 8, 2013, we mandatorily redeemed all outstanding shares of our Series A preferred stock in accordance with the terms of the certificate of designation governing such shares, and, as a result, no shares of our Series A preferred stock are outstanding.

On October 4, 2013, REV Holdings LLC, which is wholly-owned by Ronald O. Perelman, voluntarily converted 3,125,000 shares of our Class B common stock on a one-for-one basis into 3,125,000 shares of our Class A common stock in accordance with and as permitted by the terms of our Restated Certificate of Incorporation and the terms of the Class B common stock, and as a result, no shares of our Class B common stock are outstanding.

Accordingly, as a result of the above transactions, our Class A common stock is our only class of capital stock outstanding.

MacAndrews & Forbes Holdings Inc., which is wholly-owned by Mr. Perelman (together with its affiliates, other than us and our affiliates, “MacAndrews & Forbes”), has advised us that, on August 22, 2013, NDX Holdings One LLC (“NDX”) repaid all outstanding balances under loans described in the prospectus, pursuant to which up to 10,560,217 of the shares of our Class A common stock had previously been pledged to Natixis, New York Branch, as collateral agent for itself and other secured creditors to secure the obligations of NDX thereunder, and, as a result, no shares of our Class  A common stock are currently pledged as collateral for such loans.

USE OF PROCEEDS

The information appearing under the heading “Use of Proceeds” appearing on page 5 of the prospectus is supplemented as follows:

5,700,000 shares of our Class A common stock offered hereby have been pledged by RLX Holdings Four LLC (“RLX Four”), a wholly-owned, direct subsidiary of MacAndrews & Forbes, to UBS Bank USA (“UBS”) to secure the obligations of RLX Four in connection with certain loans, and may be sold by UBS, as a Secured Party, in the event such bank forecloses on the shares. Since the date of the prospectus, 5,700,000 shares of our Class A

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common stock have been transferred, directly or indirectly, by NDX to RLX Four. In the event UBS forecloses on these shares, as described under “Selling Stockholders” below, we will not receive any proceeds from any sale of such shares.

SELLING STOCKHOLDERS

The information appearing under the heading “Selling Stockholders” beginning on page 6 of the prospectus is supplemented and, to the extent inconsistent, amended as follows:

At November 4, 2013, MacAndrews & Forbes beneficially owned, directly and indirectly, 40,669,640 shares of our Class A common stock, par value $0.01 per share. We have been advised by MacAndrews & Forbes that RLX Four has pledged 5,700,000 of these shares to UBS to secure the obligations of RLX Four in connection with certain loans, which are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes has requested we register the pledged shares. Accordingly, this prospectus supplement is only for use by UBS in the event that UBS were to foreclose on the pledged shares.

MacAndrews & Forbes may also from time to time pledge additional shares of our Class A common stock to secured creditors to secure obligations pursuant to future commercial loan agreements.

In the event that UBS forecloses upon the pledged shares covered by this prospectus supplement, UBS will be deemed to be a selling stockholder with respect to such pledged shares. In the event UBS forecloses on all 5,700,000 shares pledged under the RLX Four loan with UBS, and assuming all such shares are sold to third parties, based on ownership information as of November 4, 2013, MacAndrews & Forbes would then beneficially own, directly and indirectly, 34,969,640 shares of our outstanding Class A common stock, representing at such date approximately 67% of our outstanding shares of Class A common stock and approximately 67% of the voting power of our outstanding shares of Class A common stock.

All information in this prospectus supplement regarding MacAndrews & Forbes, RLX Four, NDX, Natixis, UBS and the related loans has been provided to us by MacAndrews & Forbes for use herein.

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Prospectus

REVLON, INC.

12,192,398 Shares

Class A Common Stock

MacAndrews & Forbes (as defined below) beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. As of the date of this prospectus, the 12,192,398 shares of Class A common stock covered by this prospectus are held by NDX Holdings One LLC (“NDX”), a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. (together with certain of its affiliates other than us, “MacAndrews & Forbes”), or will be held by NDX after being transferred from MacAndrews & Forbes. NDX may pledge up to 12,192,398 of these shares to Natixis, New York Branch as collateral agent for itself and other secured creditors to secure the obligations of NDX in connection with certain loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes, our majority stockholder, has requested we register the pledged shares to fulfill its obligation under such loans.

This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties (as defined below) and may only be used by the Secured Parties in the event they foreclose on the pledged shares.

MacAndrews & Forbes may from time to time pledge shares of Class A common stock to secure obligations in connection with future loans. In this prospectus, we refer to Natixis, New York Branch and the other secured creditor pledgees in connection with the NDX loans and the secured creditor pledgees under any such future MacAndrews & Forbes’ loans as the “Secured Parties.”

Investing in our Class A common stock involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission, or the SEC, on February  25, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as discussed on page 2 of this prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “REV.”

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 3, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. In the event the Secured Parties foreclose on the shares of our Class A common stock covered by this prospectus, the Secured Parties, as described under “Selling Stockholders” on page 6 of this prospectus, may offer from time to time up to an aggregate of 12,192,398 shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of our Class A common stock. In connection with the offering of Class A common stock by the Secured Parties, if any, a prospectus supplement containing specific information about the terms of that offering may be provided by the Company, if required. Any prospectus supplement may add to or update information contained in this prospectus.

No person is authorized to give any information, or make any statement, regarding the Company or the offering or represent anything not contained in this prospectus and any accompanying prospectus supplement. The shares covered by this prospectus have been registered by us for offer and sale by the Secured Parties only in places where such offers and sales are permitted. All information in this prospectus regarding MacAndrews & Forbes, NDX, the Secured Parties and the related loans has been provided to us by MacAndrews & Forbes for use herein. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. We urge you to read this prospectus together with additional information described under “Where You Can Find More Information” on page 3 and, if applicable, any accompanying prospectus supplement.

In this prospectus, the terms “Revlon”, “the Company,” “we,” “our,” “ours” and “us” refer to Revlon, Inc. and Revlon Consumer Products Corporation, Revlon, Inc.’s direct wholly-owned operating subsidiary, and to the subsidiaries of Revlon Consumer Products Corporation, except that in the discussion of the capital stock and related matters, these terms refer solely to Revlon, Inc. and not to Revlon Consumer Products Corporation or any of its subsidiaries. References to “Products Corporation” are to Revlon Consumer Products Corporation and its subsidiaries.

OUR COMPANY

Revlon conducts its business exclusively through Products Corporation, which manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirants/deodorants, fragrances, skincare and other beauty care products. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices and we are one of the world’s leading cosmetics companies in the mass retail channel (defined as large mass volume retailers and chain drug and food stores). We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous and Revlon Age Defying franchises, as well as the Almay brand, including the Almay Intense i-Color and Almay Smart Shade franchises, in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum anti-perspirants/deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare.

The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 75 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color, beauty tools and anti-perspirants/deodorants. We also have leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.

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Our principal executive office is located at 237 Park Avenue, New York, NY 10017. Our telephone number is (212) 527-4000.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Revlon files and furnishes annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available to the public on the SEC’s website (www.sec.gov).

The SEC allows us to “incorporate by reference” the information that we file with it into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

Revlon incorporates by reference into this prospectus the following documents (other than information in those documents deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K of Revlon for the year ended December 31, 2009, filed with the SEC on February 25, 2010;

•	Quarterly Reports on Form 10-Q of Revlon for the quarter ended March 31, 2010, filed with the SEC on April 29, 2010, and for the quarter ended June 30, 2010, filed with the SEC on July 29, 2010;

•	Current Reports on Form 8-K of Revlon filed with the SEC on January 8, 2010, February 25, 2010, March 5, 2010, March 11, 2010, March 16, 2010, June 4, 2010 and August 24, 2010;

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Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2010 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

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The section captioned “Description of Capital Stock” in Amendment No. 4 to Revlon’s Registration Statement on Form S-1 (File No. 33-99558), filed with the SEC on February 26, 1996, as incorporated by reference into Revlon’s Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed on February 28, 1996.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Revlon, Inc., 237 Park Avenue, New York, NY 10017, (212) 527-4000, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “assumptions,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Any of the shares of Class A common stock offered hereby may be sold by the Secured Parties, in the event they foreclose on the shares, as described under “Selling Stockholders” on page 6. We will not receive any proceeds from any sale of the shares by the Secured Parties.

SELLING STOCKHOLDERS

MacAndrews & Forbes beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. NDX, a wholly-owned subsidiary of MacAndrews & Forbes, may pledge up to 12,192,398 of these shares to Natixis, New York Branch as collateral agent for itself and other secured creditors to secure the obligations of NDX in connection with certain loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes has requested we register the pledged shares to fulfill its obligation under the loans.

MacAndrews & Forbes may also from time to time pledge shares of Class A common stock to secured creditors to secure obligations in connection with future loans.

This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties and may only be used by the Secured Parties in the event they foreclose on the pledged shares. The Secured Parties include any lenders that may become party to the loans from time to time.

At June 30, 2010, MacAndrews & Forbes, which is wholly-owned by Ronald O. Perelman, beneficially owned (i) 37,544,640 shares of Class A common stock, (ii) all of the outstanding 3,125,000 shares of Class B common stock of Revlon and (iii) none of the outstanding Series A preferred stock of Revlon.

The shares of our Class A common stock covered by this prospectus were originally purchased by MacAndrews & Forbes in connection with our January 2007 $100 million rights offering of Class A common stock (including the related private placement to MacAndrews & Forbes) or were received by MacAndrews & Forbes pursuant to the Contribution and Stockholder Agreement, dated as of August 9, 2009 (as amended on September 23, 2009) in connection with our October 2009 exchange offer. Although the 12,192,398 shares covered by this prospectus were originally issued to certain affiliates of MacAndrews & Forbes, they have been or will be subsequently re-registered in the name of NDX or another subsidiary or affiliate of MacAndrews & Forbes.

All information in this prospectus regarding MacAndrews & Forbes, NDX, the Secured Parties and the related loans has been provided to us by MacAndrews & Forbes for use herein. The agreements governing NDX’s loans provide that NDX will indemnify the applicable Secured Parties against any and all reasonable costs and expenses incurred by them in connection with the transactions contemplated thereunder, including in connection with any sale of the pledged shares.

In the event the Secured Parties foreclose on all 12,192,398 pledged shares covered by this prospectus and assuming all such shares are sold, based on ownership information as of June 30, 2010, MacAndrews & Forbes would then beneficially own, directly and indirectly, 25,352,242 shares of our outstanding Class A common stock representing at such date approximately (i) 52% of our outstanding Class A common stock, (ii) 55% of our total outstanding common stock, (iii) 71% of the combined voting power of our outstanding common stock and (iv) 63% of the combined voting power of our outstanding shares of common stock and preferred stock.

REGISTRATION RIGHTS AGREEMENT

Prior to the consummation of Revlon’s initial public equity offering in February 1996, Revlon and Revlon Worldwide Corporation (which subsequently merged into REV Holdings Inc.), the then direct parent of Revlon, entered into a registration rights agreement (the “Registration Rights Agreement”), and in February 2003, MacAndrews & Forbes executed a joinder agreement to the Registration Rights Agreement, pursuant to which REV Holdings, MacAndrews & Forbes and certain transferees of Revlon’s common stock held by REV Holdings (the “Holders”) had the right to require Revlon to register under the Securities Act all or part of the Class A common stock owned by such Holders, including, without limitation, shares of Class A common stock purchased by MacAndrews & Forbes in connection with the $50.0 million equity rights offering consummated by Revlon in 2003 and shares of Class A common stock issuable upon conversion of Revlon’s Class B common stock owned by such Holders (a “Demand Registration”). In connection with the closing of a debt-for-equity exchange transaction in March 2004 and pursuant to a certain 2004 Investment Agreement, MacAndrews & Forbes executed a joinder agreement that provided that MacAndrews & Forbes would also be a Holder under the Registration Rights Agreement and that all shares acquired by MacAndrews & Forbes pursuant to the 2004 Investment Agreement are deemed to be registrable securities under the Registration Rights Agreement. This included all of the shares of Class A common stock acquired by MacAndrews & Forbes in connection with Revlon’s $110 million rights offering of shares of its Class A common stock and related private placement to MacAndrews & Forbes, which was consummated in March 2006, and Revlon’s $100 million rights offering of shares of its Class A common stock and related private placement to MacAndrews & Forbes, which was consummated in January 2007.

Revlon may postpone giving effect to a Demand Registration for a period of up to 30 days if Revlon believes such registration might have a material adverse effect on any plan or proposal by Revlon with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon. In addition, the Holders have the right to participate in registrations by Revlon of its Class A common stock (a “Piggyback Registration”). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A common stock sold by such Holders.

DESCRIPTION OF CAPITAL STOCK

Revlon is currently authorized to issue 900,000,000 shares of Revlon Class A common stock, par value $0.01 per share, 200,000,000 shares of its Class B common stock, or Revlon Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, with 10,000,000 shares of the authorized preferred stock designated as Series A preferred stock. Except as expressly set forth in Revlon’s restated certificate of incorporation as summarized below, the rights of the holders of Revlon Class A common stock and holders of Revlon Class B common stock are in all respects identical. As summarized below, holders of the series A preferred stock are entitled to certain rights set forth in Revlon’s restated certificate of incorporation and certificate of designation. As of June 30, 2010, Revlon had outstanding 48,769,593 shares of Revlon Class A common stock, 3,125,000 shares of Revlon Class B common stock, all of which are currently owned by MacAndrews & Forbes, and 9,336,905 shares of Series A preferred stock.

The following summary description of Revlon’s capital stock is based on its certificate of incorporation, by-laws and certificate of designation of Series A preferred stock in effect as of the date of this prospectus and the applicable provisions of the Delaware General Corporation Law, or the DGCL. For more information on how you can obtain copies of Revlon’s certificate of incorporation, Revlon’s by-laws and Revlon’s certificate of designation of Series A preferred stock, see “Where You Can Find More Information” on page 3. We urge you to read Revlon’s certificate of incorporation, by-laws, certificate of designation of Series A preferred stock and any applicable prospectus supplement in their entirety.

Revlon Class A common stock and Revlon Class B common stock

Each share of Revlon Class A common stock entitles the holder to one vote and each share of Revlon Class B common stock entitles the holder to ten votes at each annual or special meeting of Revlon’s stockholders, in the case of any written consent of stockholders and for all other purposes on all matters being voted on by Revlon’s stockholders. The holders of Revlon Class A common stock and Revlon Class B common stock vote as a single class on all matters submitted to a vote of Revlon’s stockholders, except as otherwise provided by law. Neither the holders of Revlon Class A common stock nor the holders of Revlon Class B common stock have cumulative voting rights, preemptive rights or subscription rights.

The holders of Revlon Class A common stock and Revlon Class B common stock are entitled to receive dividends and other distributions as may be declared by Revlon’s board of directors out of assets or funds legally available for that purpose, subject to the rights of the holders of any series of preferred stock, and any other provision of Revlon’s certificate of incorporation. Revlon’s certificate of incorporation provides that if at any time a dividend or other distribution in cash or other property is paid on Revlon Class A common stock or Revlon Class B common stock, a like dividend or other distribution in cash or other property will also be paid on the Revlon Class B common stock or Revlon Class A common stock, as the case may be, in an equal amount per share.

Revlon’s certificate of incorporation provides that if shares of Revlon Class A common stock are paid on Revlon Class A common stock and shares of Revlon Class B common stock are paid on Revlon Class B common stock in an equal amount per share of Revlon Class A common stock and Revlon Class B common stock, such payment will be deemed to be a like dividend or other distribution. Revlon, as a holding company, is dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay its expenses and to pay any cash dividend or distribution on Revlon Class A common stock that may be authorized by its board of directors.

The terms of Products Corporation’s bank credit agreements, Senior Subordinated Term Loan Agreement, dated January 30, 2008, between MacAndrews & Forbes and Products Corporation (as amended, the “Senior Subordinated Term Loan Agreement”) and the indenture governing Products Corporation’s 9 3/ 4% Senior Secured Notes due 2015 (the “Senior Secured Notes Indenture”) currently restrict Products Corporation from paying dividends or making distributions to Revlon, except in limited circumstances as described under “Dividend Policy.” In the case of any split, subdivision, combination or reclassification of Revlon Class A common stock or Revlon Class B common stock, the shares of Revlon Class B common stock or Revlon Class A common stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Revlon Class A common stock and Revlon Class B common stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior to the split, subdivision, combination or reclassification.

In the event of Revlon’s liquidation, dissolution or winding up, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will be entitled to receive assets and funds available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, in each case with a third party that is not an affiliate of Revlon, in which any consideration is to be received by the holders of Revlon Class A common stock or the holders of Revlon Class B common stock, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will receive the same consideration on a per share basis. However, if such consideration consists of any voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Revlon Class B common stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Revlon Class A common stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities to be received by the holders of Revlon Class A common stock may be converted or exchanged).

Revlon’s certificate of incorporation provides that no person holding record or beneficial ownership of shares of Revlon Class B common stock, each referred to in this prospectus as a Class B Holder, which Class B Holder is currently MacAndrews & Forbes, may transfer, and Revlon will not register the transfer of, such shares of Revlon Class B common stock, except to a permitted transferee of such Class B Holder. A permitted transferee of, for example, a stockholder that is a corporation, is defined to include, among other things, a corporation, limited liability company or partnership controlled by such Class B Holder and other specified affiliates of a Class B Holder. In certain circumstances set forth in Revlon’s certificate of incorporation, changes in ownership or control of a Class B Holder will also result in the conversion of such holder’s Revlon Class B common stock into Revlon Class A common stock. Revlon’s certificate of incorporation also provides that Revlon will not register the transfer of any shares of Revlon Class B common stock unless the transferee and the transferor of such Revlon Class B common stock have furnished such affidavits and other proof as Revlon reasonably may request to establish that the proposed transferee is a permitted transferee. In addition, upon any purported transfer of shares of Revlon Class B common stock not permitted under Revlon’s certificate of incorporation, all shares of Revlon Class B common stock purported to be transferred will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent the number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon’s certificate of incorporation.

In the event that the aggregate number of shares of Revlon Class B common stock and Revlon Class A common stock held by the Class B Holders and their permitted transferees issued and outstanding at any time shall constitute less than ten percent of the total combined number of shares of Revlon Class A common stock and Revlon Class B common stock issued and outstanding at such time, then, without further action on the part of the Class B Holder or Revlon, all shares of Revlon Class B common stock then issued and outstanding will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent such number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon’s certificate of incorporation. In addition, each share of Revlon Class B common stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and non-assessable share of Revlon Class A common stock at any time.

Any future issuance of additional authorized shares of Revlon Class A common stock may, among other things, dilute the earnings per share of the Revlon Class A common stock and the equity and voting rights of those stockholders holding Revlon Class A common stock at the time the additional shares are issued.

The transfer agent and registrar for Revlon Class A common stock is American Stock Transfer & Trust Company. Revlon Class A common stock is traded on the New York Stock Exchange under the symbol “REV.”

Revlon Series A preferred stock

The Series A preferred stock ranks senior to the Class A common stock and Class B common stock with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company. The Company may authorize, create and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series A preferred stock with respect to dividend distributions and distributions upon liquidation, winding up or dissolution without the consent of the holders of the Series A preferred stock.

Holders of Series A preferred stock are entitled to receive, out of legally available funds, cumulative preferential dividends accruing at a rate of 12.75% of the liquidation preference (as described herein) annually, payable quarterly in cash.

Holders of Series A preferred stock are also entitled to receive upon a change of control (as defined below) transaction within three years of the consummation of the October 2009 exchange offer, a pro rata portion of the equity value received in such transaction, capped at an amount that would provide aggregate cash payments of $12.00 per share over the term of the Series A preferred stock. If the equity value received in the change of control transaction is greater than or equal to $12.00 per share, then each holder of preferred stock will be entitled to receive an amount equal to $12.00 minus the liquidation preference minus any paid and/or accrued and unpaid dividends on the Series A preferred stock. If the per share equity value received in the change of control transaction is less than $12.00, then each holder of preferred stock will be entitled to receive an amount equal to such per share equity value minus the liquidation preference minus any paid and/or accrued and unpaid dividends on the Series A preferred stock. If the per share equity value received in the change of control transaction does not exceed the liquidation preference plus any paid and/or accrued and unpaid dividends, then each holder of the Series A preferred stock will not be entitled to an additional payment upon any such change of control transaction.

In the event that the Company fails to pay any required dividends on our Series A preferred stock, the amount of such unpaid dividends will be added to the amount payable to holders of our Series A preferred stock upon redemption. In addition, during any period when the Company has failed to pay a dividend and until all unpaid dividends have been paid in full, the Company will be prohibited from paying dividends or distributions on any shares of stock that rank junior to the Series A preferred stock (including our common stock), other than dividends or distributions payable in shares of stock that rank junior to the Series A preferred stock.

“Change of control” is defined to mean any person, other than one or more Permitted Holders (as defined below), becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Revlon; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors (for the purposes of this definition, such other person will be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation). “Permitted Holders” is defined to mean Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)), any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs and any of his affiliates.

Holders of Series A preferred stock are entitled to one vote per share of Series A preferred stock, voting together with the Class A common stock and the Class B common stock as a single class, including, without limitation, as to votes on the election of directors. Holders of Series A preferred stock are entitled to vote on all matters submitted to a vote of the stockholders of the Company, except that holders of Series A preferred stock are not entitled to vote on any merger, combination or similar transaction in which the holders of the Series A preferred stock either retain their shares of Series A preferred stock or receive shares of preferred stock in the surviving corporation of such merger with terms identical to, or no less favorable in the aggregate to the holders of the Series A preferred stock than, the terms of the Series A preferred stock so long as, in any such case, the surviving or resulting corporation of any such merger, combination or similar transaction is not materially less creditworthy than the Company was immediately prior to the consummation of such transaction.

Holders of Series A preferred stock are entitled to a liquidation preference of $5.21 per share in the event of any liquidation, dissolution or winding up of the Company, plus an amount equal to the accumulated and unpaid dividends thereon. If the assets are not sufficient to pay the full liquidation price to both the holders of Series A preferred stock and holders of stock that rank on parity with the Series A preferred stock with respect to distributions and distributions upon liquidation, winding up or dissolution, the holders of both Series A preferred stock and such parity stock will share ratably in the distribution of assets.

The shares of Series A preferred stock do not have preemptive rights.

To the extent Revlon has lawfully available funds to effect such redemption, the Company is required to redeem the Series A preferred stock on the earlier of (i) the fourth anniversary of the issuance date, and (ii) the consummation of a change of control transaction. The Company does not have the right to redeem any shares of Series A preferred stock at its option. Each share of Series A preferred stock currently outstanding was issued on October 8, 2009.

So long as shares of the Series A preferred stock remain outstanding, if Revlon issues any shares of common stock or preferred stock to MacAndrews & Forbes or any of its affiliates at a price per share that is lower than the then-current fair market value on the date of such issuance, then an appropriate adjustment to the amount payable to the holders of Series A preferred stock upon a change of control transaction within three years of the consummation of the October 2009 exchange offer will be made to reflect the aggregate difference between the issuance price per share and such then-current fair market value. However, no adjustment will be made as a result of (i) any securities offerings by Revlon (including, any rights offering), in which the same security is offered to all holders of the applicable class of securities or series of stock on a pro rata basis, (ii) the declaration or payment of any dividends or distributions to the holders of all of then-outstanding classes of equity securities of Revlon on a pro rata basis, (iii) any issuance by reclassification of securities of Revlon, (iv) the issuance of any securities of Revlon (including upon the exercise of options or rights) or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by Revlon or any of its subsidiaries or as full or partial consideration in connection with any acquisition by Revlon or its subsidiaries, or (v) the issuance of any securities of Revlon pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of initial issuance of the Series A preferred stock. The form of the adjustment will be determined in good faith by a majority of the independent members of Revlon’s board of directors, and will be binding and conclusive on all holders of the Series A preferred stock.

Section 203 of the DGCL

Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the voting power of a corporation subject to the statute (referred to in this prospectus as an Interested Stockholder) but less than 85% of the voting power of such corporation may not engage in certain business combinations (as defined in Section 203 of the DGCL) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the voting power of the corporation not owned by the Interested Stockholder. Revlon’s certificate of incorporation contains a provision electing not to be governed by Section 203 of the DGCL.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our Class A common stock (or our Class B common stock) and we do not intend to pay cash dividends on our Class A common stock or Class B common stock in the foreseeable future. We intend to retain any future earnings for funding our growth and meeting our obligations.

We are a holding company with no business operations of our own. Our only material asset is all of the outstanding capital stock of Products Corporation, our wholly-owned operating subsidiary. We are dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay our expenses incidental to being a public holding company. Products Corporation may not generate sufficient cash flow to pay dividends or distribute funds to us because, for example, Products Corporation may not generate sufficient cash flow or net income or state laws may restrict or prohibit Products Corporation from issuing dividends or making distributions unless Products Corporation has sufficient surplus or net profits, which Products Corporation may not have. Further, the terms of Products Corporation’s bank credit agreements, the Senior Subordinated Term Loan Agreement and the Senior Secured Notes Indenture generally restrict Products Corporation from paying dividends or making distributions to us, except that Products Corporation is permitted to pay dividends and make distributions to us to enable us to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees, NYSE listing fees and other expenses related to being a public holding company and, subject to certain limitations, to pay dividends, if any, on our outstanding securities or make distributions in certain circumstances to finance our purchase of our Class A common stock in connection with the delivery of such Class A common stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan. This limitation therefore restricts our ability to pay dividends on our Class A common stock.

PLAN OF DISTRIBUTION

MacAndrews & Forbes beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. NDX has pledged up to 12,192,398 of these shares to secure loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes has requested we register the pledged shares to fulfill its obligation under the loans.

This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties and may only be used by the Secured Parties in the event they foreclose on the pledged shares.

We are registering the 12,192,398 shares of Class A common stock covered by this prospectus pursuant to a written request from MacAndrews & Forbes in accordance with the Registration Rights Agreement. As requested by MacAndrews & Forbes, the shares are being registered on behalf of Natixis, New York Branch and the other Secured Parties for sale from time to time at currently indeterminate prices, but only in the event the Secured Parties foreclose on such shares, as described in “Selling Stockholders.” All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by MacAndrews & Forbes.

In the event the Secured Parties foreclose on the shares covered by this prospectus, the Secured Parties may sell the shares in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.

Any offer and sale of the shares by the Secured Parties, any underwriters or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to prevailing market prices at the time of sale; or

•	at negotiated prices.

Offerings of the shares covered by this prospectus may also be made into the existing trading market for our Class A common stock in transactions at other than a fixed price, either:

•

on or through the facilities of the New York Stock Exchange or any other securities exchange or quotation or trading service on which our Class A common stock may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the New York Stock Exchange or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters acting as principals or agents for the Secured Parties.

In addition, the Secured Parties may sell some or all of the shares through:

•

purchases by a dealer, as principal, who may then resell those shares to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with the Secured Parties at the time of sale;

•	block trades in which a dealer may attempt to sell as agent for the Secured Parties, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.

Any offers to purchase the shares covered by this prospectus may be solicited, and any sales of the shares may be made, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the shares.

The Secured Parties may sell the shares through agents from time to time. We generally expect that any agent will be acting on a best efforts basis for the period of its appointment.

The Secured Parties may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from the Secured Parties at a public offering price that may be set forth in an applicable prospectus supplement, if any, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts are expected to be subject only to certain conditions that may be set forth in any applicable prospectus supplement.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering. Any applicable prospectus supplement will include, to the extent applicable:

•	the terms of the offering;

•	the name or names of any underwriters, dealers or agents and the amount of shares underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the shares and an estimate of the proceeds to be received by the Secured Parties from any such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•

the anticipated delivery date of the shares covered by this prospectus, including any delayed delivery arrangements, including any commissions the Secured Parties may pay for solicitation of any such delayed delivery contracts;

•	that the shares are being solicited and offered directly to institutional investors or others; and

•	any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers.

If underwriters are used in any sale by the Secured Parties of any of the shares covered by this prospectus, the shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in any prospectus supplement, the obligations of the underwriters to purchase any shares will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such shares, if any are purchased.

Underwriters, dealers and agents may at the time of any sale by the Secured Parties of the shares covered by this prospectus be entitled under agreements, if any, entered into with the Secured Parties and us to indemnification by the Lender selling stockholders and us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers and agents may be required to make. Underwriters, dealers and agents engaged by the Secured Parties may be customers of, engage in transactions with, or perform services in the ordinary course of business for the Secured Parties and/or their affiliates or us and/or our affiliates.

Our Revlon Class A common stock is listed on the New York Stock Exchange. However, no assurance can be given as to the continued listing, continued trading, liquidity or activity of trading in the shares offered by the Secured Parties pursuant to this prospectus, if any.

Any underwriters to whom shares covered by this prospectus are sold by the Secured Parties for public offering and sale, if any, may make a market in the shares, but we expect that such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer from the Secured Parties will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, if any, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the Class A common stock covered by this prospectus. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us) in connection with certain legal matters. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, engaged by the Secured Parties, that counsel will be named in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Revlon, Inc. and subsidiaries, as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.